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                                 EXHIBIT 23.2

                      Consent of Independent Accountants
                      ----------------------------------

We consent to the incorporation by reference in the registration statements of Parametric Technology Corporation on Form S-8 (File Nos. 333-01297, 333-01299, 33-52044, 33-89528, 33-61485, 333-38629, 333-28495, and 333-22169) and Form S-4
(File No. 333-39959) of our reports dated October 15, 1997, except for Note K, as to which the date is November 4, 1997, on our audits of the consolidated financial statements and financial statement schedule of Parametric Technology Corporation as of September 30, 1997 and 1996 and for the years then ended, which reports are included or incorporated by reference in this 1997 Annual Report on Form 10-K.






/S/COOPERS & LYBRAND L.L.P.
COOPERS & LYBRAND L.L.P.


Boston, Massachusetts
December 29, 1997